UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):      August 27, 2014

Kogeto, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-51997	65-0637308
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

51 Wooster Street, 2nd Floor New York, New York		10013
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:      (646) 490-8169

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

KOGETO, INC.

August 27, 2014

Item 3.02.	Unregistered Sales of Equity Securities.

On August 27, 2014, we completed a closing of a private placement to accredited investors of 1,575,000 shares of our common stock, at a purchase price of $0.28 per share, for gross proceeds of $441,000. The gross proceeds included the conversion of $150,000 in bridge financing. As part of the private placement, the investors were issued five-year warrants to purchase up to an aggregate of 315,000 shares of our common stock, at an initial exercise price of $0.32 per share. As part of the conversion of $150,000 in bridge financing, the investor was issued an additional five-year warrant to purchase up to an aggregate of 100,000 shares of our common stock, at an initial exercise price of $0.32 per share.

The net proceeds from the private placement, following the payment of offering-related expenses, will be used by us for our capital expenditure requirements and for working capital and other general corporate purposes.

The placement agents in the private placement received cash commissions of $35,280 and warrants to purchase 151,200 shares of common stock at $0.32 per share.

The common stock, warrants and common stock issuable upon exercise of the warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and were issued and sold in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. These securities may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.

Copies of the definitive agreements relating to the issuance and sale of the common stock and warrants are filed as Exhibits 4.1, 4.2 and 10.1, and are incorporated herein by reference. The foregoing summary descriptions of the definitive agreements are qualified in their entirety by reference to the full texts of each of such exhibits.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

4.1	Form of Warrant to Purchase Common Stock of Kogeto, Inc. for each investor. (1)

4.2	Form of Warrant to Purchase Common Stock issued by Kogeto, Inc. to placement agents.

10.1	Form of Securities Purchase Agreement with Kogeto, Inc. for each investor. (1)

(1)	Incorporated by reference to Current Report on Form 8-K filed with the SEC on June 24, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KOGETO, INC.

Date: September 3, 2014	By:	/s/ Jeff Glasse
Jeff Glasse Founder, Chairman and Chief Executive Officer